                            Exhibit 19.01

Insider Trading Policy
Effective Date: April 27, 2023
Responsibility: Corporate Secretary

This Insider Trading Policy (“Policy”) establishes terms and conditions regarding transactions in securities by our employees and directors. We encourage employees and directors to have a direct interest in the success of NuStar Energy L.P. through ownership of the partnership’s units. We also seek to avoid any appearance that a NuStar employee or director has traded in securities on the basis of material nonpublic information.
Trading in securities on the basis of material nonpublic information is prohibited under this Policy and under the rules and regulations of the Securities and Exchange Commission. Violations of the securities laws can result in imprisonment, criminal fines and civil penalties. NuStar will impose disciplinary action for violations of this Policy up to and including termination of employment, whether or not such individual’s conduct results in a violation of applicable securities laws.

INSIDER TRADING POLICY

Summary:
•This Policy covers Securities Transactions and the handling of confidential information about NuStar.
•Restricted Persons must contact NuStar’s Corporate Secretary or designee before engaging in Securities Transactions.
•Restricted Persons may not engage in Securities Transactions during the period beginning on the last business day of a calendar quarter through the first business day after NuStar’s disclosure of its quarterly or annual financial results.
•NuStar employees and directors may not engage in Securities Transactions while in possession of Material Information.
•NuStar employees and directors may not purchase, sell or write calls, puts or other options on the Securities.
•Restricted Persons must receive prior consent from the Chief Executive Officer before entering into margin loans or other financing arrangements involving Securities.
•Gifts and charitable donations of Securities are subject to this Policy.

Defined Terms:
“Material Information” means (i) information that has not been disclosed to the public that a reasonable investor would consider important in arriving at a decision to buy or sell securities or (ii) information that would otherwise be deemed material under federal securities laws. Examples of Material Information include: (i) earnings estimates, (ii) an increase or decrease to NuStar’s quarterly distributions, (iii) unscheduled downtime at key facilities, (iv) significant cybersecurity incidents, (v) significant litigation developments and (vi) substantial purchases or sales of assets.

“NuStar” means NuStar Energy L.P. or any of its subsidiaries or affiliated entities.

“Restricted Persons” means:
•Members of the boards of directors of NuStar;
•Employees who are privy to NuStar financial information;
•Any employee who is director-level or above and located at NuStar’s San Antonio headquarters;
•Any Vice Presidents and above, regardless of where located; and
•Any other key employee so designated by the Corporate Secretary.

“Securities” means the securities of NuStar Energy L.P., including, for example, common units, preferred units and debt securities.

“Securities Transaction” means any transaction (directly or indirectly) in NuStar Securities, including the purchase or sale of Securities, as well as other transfers of Securities for the benefit of others. Gifts and charitable contributions of Securities are considered Securities Transactions for the purposes of this definition, but transfers of Securities where the ultimate beneficial ownership of and pecuniary interest in such Securities does not change are not considered transactions for the purposes of this definition.

Possession of Material Information:
Employees and directors may not directly or indirectly engage in any Securities Transactions while in possession of Material Information regarding NuStar, or otherwise use such information for his or her personal benefit. In addition, NuStar employees and directors may not pass such information directly or indirectly to others who may engage in such transactions, including but not limited to members of the individual’s household.

No person who, by virtue of his or her position, acquires Material Information about another publicly traded entity may purchase or sell securities of such other entity, or otherwise use such information for personal benefit or pass such information directly or indirectly to others who engage in such transactions.

The approval by the Corporate Secretary of a Securities Transaction does not relieve an individual of the obligation to refrain from trading on the basis of Material Information; if, notwithstanding such approval, such individual is in possession of Material Information, he or she may not engage in a Securities Transaction.

If you have any question about whether information in your possession is Material Information, you must contact NuStar’s Corporate Secretary or designee before engaging in a Securities Transaction by sending an email to corporatesecretary@nustarenergy.com.

“Blackout” Period:
Restricted Persons are prohibited from entering into Securities Transactions during the period beginning on the last business day of a calendar quarter through the first business day after NuStar’s disclosure of its quarterly or annual financial results. NuStar’s Chief Executive Officer, Chief Financial Officer, General Counsel or Corporate Secretary may also designate other periods during which Restricted Persons will be prohibited from engaging in Securities Transactions.

Restricted Persons must be careful about the use of standing sell orders or standing purchase orders. If these orders are left with a broker, the execution of these orders may create an inadvertent conflict with this Policy, as a transaction could be executed during a

Blackout Period. A similar caution applies to any permitted margin trading, as the broker may inadvertently buy or sell securities during a Blackout Period in order to satisfy a margin call.

Restricted Persons:
Restricted Persons must contact NuStar’s Corporate Secretary or designee by sending an email to corporatesecretary@nustarenergy.com and receive approval prior to engaging in Securities Transactions – other than transactions consummated through the EUPP (as defined below).

As soon as practicable after receiving an inquiry, the Corporate Secretary or designee will consult with appropriate executive officers regarding any possible Material Information. If no such information exists, approval will be granted. If Material Information does exist, however, the Corporate Secretary or designee will withhold approval, which will also serve as a withdrawal of any other outstanding approvals previously granted.

Prohibitions on Calls, Puts, Options and Trading on Margin:
Employees and directors may not purchase, sell or write calls, puts or other options on the Securities.

In addition, Restricted Persons should avoid financial arrangements involving Securities that may lead to the ownership and rights of the Securities being transferred to a third-party. Restricted Persons must receive prior consent from the Chief Executive Officer before entering into margin loans or other financing arrangements involving Securities. In the case of the Chief Executive Officer, approval must be obtained from the Chair of the Audit Committee of the NuStar GP, LLC board of directors.

If required by NuStar, Restricted Persons must provide the Corporate Secretary with information relevant to the margin loans or financing arrangements.

Employee Unit Purchase Program:
Automatic payroll deductions and purchases by the administrator of NuStar’s Employee Unit Purchase Program (“EUPP”) are exempt from this Policy; however, any subsequent sale by the employee of Securities purchased through the EUPP is subject to this Policy.

Rule 10b5-1 Plans:
The restrictions set forth in this Policy do not apply to Securities Transactions made pursuant to a written plan, contract, instruction or arrangement made in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

Any Rule10b5-1 plan for any employee or director must be approved in advance by NuStar’s Corporate Secretary or designee.